CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST

OF

THE HARTFORD ACTIVE EXCHANGE-TRADED FUND TRUST

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of The Hartford Active Exchange-Traded Fund Trust (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:  The name of the statutory trust is The Hartford Active Exchange-Traded Fund Trust (the “Trust”).

SECOND:  The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST:  The name of the statutory trust is Hartford Funds Exchange-Traded Trust (the “Trust”).”

THIRD:  The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 9th day of December, 2015.

By:	/s/ Edward P. Macdonald
Edward P. Macdonald
Trustee

The Hartford Active Exchange-Traded Fund Trust

5 Radnor Corporate Center

100 Matsonford Road, Suite 300

Radnor, PA 19087